Exhibit 99.1

2222 NO. 111TH ST. OMAHA, NE 68164 TEL: 402-829-6800 FAX: 402-829-6836

For further information, contact:

LINDSAY CORPORATION:	HALLIBURTON INVESTOR RELATIONS:
Jim Raabe	Hala Elsherbini or GeralynDeBusk
Vice President & Chief Financial Officer	972-458-8000
402-827-6579

Lindsay Corporation Reports Fiscal 2012 Fourth Quarter and Full Year Results

OMAHA, Neb., October 17, 2012—Lindsay Corporation (NYSE: LNN), a leading provider of irrigation systems and infrastructure products, today announced results for its fourth quarter ended August 31, 2012.

Fourth Quarter Results

Fourth quarter fiscal 2012 total revenues of $127.8 million increased 10 percent from $116.1 million in the same prior year period. Net earnings were $8.8 million or $0.68 per diluted share compared with $5.9 million or $0.46 per diluted share in the prior fiscal year’s fourth quarter.

Total irrigation equipment revenues increased 18 percent to $107.9 million from $91.4 million in the prior fiscal year’s fourth quarter. Domestic irrigation revenues of $56.2 million increased 18 percent, while international irrigation revenues of $51.7 million increased 19 percent. Infrastructure revenues decreased 20 percent to $19.9 million primarily due to lower sales and leases of Quick-Change Moveable Barrier (QMB) product.

Gross margin was 25.6 percent compared to 25.9 percent in the prior year’s fourth quarter. Irrigation gross margins increased by approximately one percentage point primarily due to fixed cost leverage and efficiency gains over the prior year. Infrastructure margins decreased approximately six percentage points due to lower QMB sales partially offset by improved margins in road safety and diversified products.

Operating expenses were $20.1 million in the quarter compared to $20.3 million in the fourth quarter of the prior fiscal year. Current year expenses included incremental expenses of an acquired company purchased in fiscal 2011 and higher sales and marketing expenses while the prior year period included expenses associated with an ERP implementation and an adverse administrative tax ruling in a foreign business unit. Operating expenses were 15.7 percent of sales in the fourth quarter of 2012 compared with 17.5 percent of sales in the prior year period. Operating margins of 9.9 percent increased from 8.4 percent in the prior year period.

Cash and cash equivalents of $143.4 million were $35.3 million higher compared to the end of the fourth quarter last year, while debt decreased $4.3 million.

Lindsay’s backlog of unshipped orders at August 31, 2012 was $57.1 million compared with $46.0 million at August 31, 2011 and $44.5 million at May 31, 2012.

Twelve Month Results

Total revenues for the year ended August 31, 2012 were $551.3 million, a 15 percent increase from $478.9 million for the prior year period. Total irrigation equipment revenues of $475.3 million increased 28 percent from a year ago, while infrastructure revenues decreased 30 percent to $76.0 million. The Company’s operating income for the twelve-month period was $65.5 million compared to $56.6 million during the same prior year period. Net earnings were $43.3 million or $3.38 per diluted share, as compared to $36.8 million, or $2.90 per diluted share for the prior year period.

Fiscal 2012 operating costs included $7.2 million of expenses accrued in the Company’s first fiscal quarter, or $0.37 per diluted share on an after tax basis, relating to an estimated increase in the Company’s liability for environmental remediation at its Lindsay, Nebraska facility. Comparatively, fiscal 2011 included environmental remediation expense of $1.3 million, or $0.07 per diluted share after tax.

Outlook

Rick Parod, president and chief executive officer, commented, “It has been a record year for Lindsay. Irrigation sales and profits have experienced year over year increases driven by positive farmer sentiment, farm incomes and commodity prices affected by the dry weather. These same positive factors have continued into the early months of fiscal 2013.”

Parod added, “Infrastructure performance in 2012 was constrained by global government spending. However, with the recent passage of a U.S. highway bill providing funding through 2014 and the progress we have made in reducing our cost structure, we expect sales growth and profit improvement in the infrastructure business in 2013. Overall the long term fundamentals of the business remain very positive, as growth drivers of population growth, expanded food production and efficient and environmentally friendly water use remain imperative.”

Fourth-Quarter Conference Call

Lindsay’s fiscal 2012 fourth quarter investor conference call is scheduled for 11:00 a.m. Eastern Time today. Interested investors may participate in the call by dialing (888) 321-8161 domestically, or (706) 758-0065 internationally, and referring to conference ID # 34441230. Additionally, the conference call will be simulcast live on the Internet, and can be accessed via the investor relations section of the Company’s Web site, www.lindsay.com. Replays of the conference call will remain on our Web site through the end of the first quarter of fiscal 2013. The Company will have a slide presentation available to augment management’s formal presentation, which will also be accessible via the Company’s Web site.

About the Company

Lindsay manufactures and markets irrigation equipment primarily used in agricultural markets which increase or stabilize crop production while conserving water, energy, and labor. The Company also manufactures and markets infrastructure and road safety products through its wholly owned subsidiaries, Barrier Systems Inc. and Snoline S.P.A. At August 31, 2012, Lindsay had approximately 12.7 million shares outstanding, which are traded on the New York Stock Exchange under the symbol LNN.

For more information regarding Lindsay Corporation, see Lindsay’s Web site at www.lindsay.com. For more information on the Company’s infrastructure products, visit www.barriersystemsinc.com and www.snoline.com.

Concerning Forward-looking Statements

This release contains forward-looking statements that are subject to risks and uncertainties and which reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, company performance and financial results. You can find a discussion of many of these risks and uncertainties in the annual, quarterly and current reports that the Company files with the Securities and Exchange Commission. Forward-looking statements include information concerning possible or assumed future results of operations of the Company and those statements preceded by, followed by or including the words “anticipate,” “estimate,” “believe,” “intend,” “expect,” “outlook,” “could,” “may,” “should,” “will,” or similar expressions. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to update any forward-looking information contained in this press release.

Lindsay Corporation and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three months ended August 31,		Twelve months ended August 31,
($ in thousands, except per share amounts)	2012	2011	2012	2011
Operating revenues	$127,817	$116,110	$551,255	$478,890
Cost of operating revenues	95,069	86,056	402,737	349,105

Gross profit	32,748	30,054	148,518	129,785

Operating expenses:
Selling expense	6,968	6,984	28,104	27,842
General and administrative expense	10,434	10,898	38,198	33,659
Engineering and research expense	2,654	2,278	9,481	10,403
Environmental remediation expense	—	120	7,225	1,295

Total operating expenses	20,056	20,280	83,008	73,199

Operating income	12,692	9,774	65,510	56,586
Other income (expense):
Interest expense	(116)	(171)	(492)	(762)
Interest income	177	165	504	315
Other income (expense), net	(100)	9	(414)	375

Earnings before income taxes	12,653	9,777	65,108	56,514
Income tax provision	3,894	3,875	21,831	19,712

Net earnings	$8,759	$5,902	$43,277	$36,802

Basic net earnings per share	$0.69	$0.47	$3.41	$2.93

Diluted net earnings per share	$0.68	$0.46	$3.38	$2.90

Weighted average shares outstanding	12,718	12,624	12,704	12,560
Diluted effect of stock equivalents	125	113	106	132

Weighted average shares outstanding assuming dilution	12,843	12,737	12,810	12,692

Cash dividends per share	$0.115	$0.090	$0.385	$0.345

Lindsay Corporation and Subsidiaries CONSOLIDATED BALANCE SHEETS

($ and shares in thousands, except par values)	(Unaudited) August 31, 2012	August 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$143,444	$108,167
Receivables, net	82,565	79,006
Inventories, net	52,873	49,524
Deferred income taxes	9,505	8,598
Other current assets	10,478	12,398

Total current assets	298,865	257,693
Property, plant and equipment, net	56,180	58,465
Other intangible assets, net	25,070	28,639
Goodwill	29,961	30,943
Other noncurrent assets	5,455	5,404

Total assets	$415,531	$381,144

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$31,372	$32,153
Current portion of long-term debt	4,285	4,286
Other current liabilities	44,781	42,880

Total current liabilities	80,438	79,319
Pension benefits liabilities	6,821	6,231
Long-term debt	—	4,285
Deferred income taxes	9,984	12,550
Other noncurrent liabilities	7,450	3,094

Total liabilities	104,693	105,479

Shareholders’ equity:
Preferred stock	—	—
Common stock	18,421	18,374
Capital in excess of stated value	43,140	39,058
Retained earnings	341,115	302,732
Less treasury stock	(90,961)	(90,961)
Accumulated other comprehensive (loss) income, net	(877)	6,462

Total shareholders’ equity	310,838	275,665

Total liabilities and shareholders’ equity	$415,531	$381,144

Lindsay Corporation and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

($ in thousands)	Years Ended August 31,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$43,277	$36,802
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	12,468	11,734
Provision for uncollectible accounts receivable	379	388
Deferred income taxes	(3,868)	(2,828)
Share-based compensation expense	3,939	3,474
Other, net	959	208
Changes in assets and liabilities:
Receivables	(7,570)	(12,626)
Inventories	(5,609)	(1,826)
Other current assets	(641)	(1,430)
Accounts payable	723	4,780
Other current liabilities	(1,602)	8,223
Current taxes payable	5,408	(2,327)
Other noncurrent assets and liabilities	4,576	(1,517)

Net cash provided by operating activities	52,439	43,055

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(9,890)	(8,405)
Proceeds from sale of property, plant and equipment	116	80
Acquisition of business, net of cash acquired	—	(6,180)
Proceeds (payment) for settlement of net investment hedge	2,925	(1,119)

Net cash used in investing activities	(6,849)	(15,624)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of common stock under share-based compensation plans	567	3,579
Common stock withheld from share-based compensation for payroll tax withholdings	(577)	(843)
Principal payments on long-term debt	(4,286)	(4,286)
Excess tax benefits from share-based compensation	387	2,487
Dividends paid	(4,894)	(4,342)

Net cash used in financing activities	(8,803)	(3,405)

Effect of exchange rate changes on cash	(1,510)	723

Net increase in cash and cash equivalents	35,277	24,749
Cash and cash equivalents, beginning of period	108,167	83,418

Cash and cash equivalents, end of period	$143,444	$108,167